Plumas Bancorp Receives Nasdaq Letter of Reprimand after an Inadvertent Rule Violation

QUINCY, California, October 31, 2008 – Plumas Bancorp, (NasdaqCM: PLBC), a bank holding company and the parent company of Plumas Bank, today announced that Nasdaq has closed its review of the Company’s violation of a Nasdaq rule which requires independent director oversight of the director nomination process.

The Company’s rule violation resulted from the inclusion of Mr. Douglas N. Biddle, the Company’s Chief Executive Officer, in its Corporate Governance Committee. Since Mr. Biddle is an officer of the Company, he is not independent pursuant to Nasdaq Marketplace Rule 4200(a) (15), and thus not eligible to serve on this Committee which has oversight of the director nomination process.

In its letter to the Company, Nasdaq pointed out that once the rule violation was brought to the Company’s attention, that the Company acted promptly to cure the deficiency. In addition, Nasdaq noted that the failure to comply with this Marketplace rule did not appear to have been the result of a deliberate intent to avoid compliance and that the Company has not demonstrated a pattern of non-compliance. As a result, Nasdaq determined that a letter of reprimand was the appropriate action to close the matter. Plumas Bancorp is currently in compliance with the Marketplace Rule.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Placer, Nevada, Plumas, Lassen, Sierra, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

Source: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fx: 530.283.9665
elizabeth.kuipers@plumasbank.com